Exhibit 99.1

James DeSocio to Retire from Intellinetics, Inc.

COLUMBUS, Ohio— Intellinetics, Inc. (NYSE American: INLX), a digital transformation solutions provider, today announced the upcoming retirement of its CEO, James F. DeSocio, effective February 27, 2026, concluding a distinguished career in the software industry.

“Eight years ago, I stepped into the role of CEO at Intellinetics when we were a public company with $2.5 million in annual revenue with big ambitions and plenty of work ahead. I was brought in by our Chairman at the time, Rob Schroeder, with a clear mandate: build a new strategy and create something enduring,” Mr. DeSocio remarked. “Together with Rob, our CFO Joe Spain, and our founder Matt Chretien, we set out to transform the company into a world-class Document Management and Digital Transformation SaaS platform. It was never about quick wins—it was about building the right foundation, making disciplined choices, and investing in a long-term vision through both internal innovation and thoughtful acquisitions.

“In March 2020, we completed our first acquisition, a $6 million annual revenue digital transformation company, followed two years later by the acquisition of a $3.5 million annual revenue K-12-focused Document Management SaaS business. Each step strengthened our capabilities, expanded our reach, and brought exceptional people into the organization. Today, after years of relentless focus and teamwork, Intellinetics has grown into a $17 million annual revenue Digital Transformation SaaS company.

“What I’m most proud of isn’t just the growth—it’s how we achieved it. Over the past few years, the team has delivered some remarkable milestones:

●	Launched an entirely new software solution, Intellinetics Payables Automation

●	Launched our next-generation Intelligent Document Processing (IDP) platform

●	Paid down $6.3 million of debt and acquisition earnouts using working capital while simultaneously funding new product development

●	Successfully listed Intellinetics to NYSE American in September 2022

●	Re-secured our largest customer with a 5-year renewal

“None of this happens without an extraordinary team, resilient customers, and partners who believe in the mission. I’m deeply grateful for the trust placed in us and incredibly confident in the strength of the organization we’ve built together. Our best work is still ahead, and the foundation is firmly in place to continue delivering innovation, value, and long-term growth.

Michael Taglich, Chairman of the Board, stated, “Jim and his team’s hard work transformed Intellinetics and has laid the foundation for years of future growth. He has much to be proud of with his stewardship of the company, and on behalf of the Board and the shareholders of Intellinetics, we wish him well and are thankful for his leadership and service. Godspeed!”.

Intellinetics has developed a comprehensive succession plan to ensure a seamless transition, with discussions underway for a new CEO to step in and build upon the strong foundation Jim established.

About Intellinetics, Inc.

Intellinetics, Inc. (NYSE American: INLX) is a SaaS and document conversion services provider delivering secure, scalable automation and document management solutions for regulated and resource-constrained organizations. The company helps customers work smarter by connecting information, processes, and people through secure, AI-powered technologies that transform complex data into clarity, transparency, and confident decision-making. Intellinetics is headquartered in Columbus, Ohio. For more information, visit www.intellinetics.com.

Investor Contact:

Joe Spain, CFO

Intellinetics, Inc.

614.921.8170

investors@intellinetics.com